May 21, 2009

VIA FACSIMILE c/o Day Pitney LLP - (973) 966-1015
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NAF Holdings II, LLC
NAF Acquisition Corp.
111 North Market - Suite 1300
Wilmington, DE 19809

Attention: Efrem Gerszberg, President/Manager

Re:  NAF Acquisition Corp./Hampshire Group, Limited
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Dear Mr. Gerszberg:

     The Company has reviewed Amendment No. 5 to the Tender Offer Statement on Schedule TO, which you filed with the Securities and Exchange Commission on May 20, 2009, wherein you allege that the basis for your attempted termination of the Merger Agreement was the Company's failure to comply in all material respects with the Company's agreements and covenants under the Merger Agreement and the occurrence of a Company Material Adverse Effect (as such term is defined in the Merger Agreement).

     Your allegations in the Schedule TO Amendment are without factual basis. Upon termination of the Merger Agreement, the Company was not in material breach of its obligations under the Merger Agreement and no Company Material Adverse Effect had occurred.

     With regard to your alleged covenant breaches, while we dispute the facts as you have presented them, even if your description of events were accurate, such events would not constitute a material breach of a covenant or agreement on the part of the Company giving you the right to terminate the Merger Agreement. Furthermore, in the event of any such breach, the Merger Agreement contemplates provision of notice and a right to cure such breach prior to termination, neither of which were provided.

     All conditions to the tender offer were satisfied upon its expiration on April 24, 2009 and Purchaser and Parent breached their obligation to close the tender offer. The Company hereby reserves all rights it has against Purchaser, Parent and their affiliates, including Mr. Efrem Gerszberg under his personal guarantee.


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Sincerely,

HAMPSHIRE GROUP, LIMITED



By: /s/ Richard Mandell
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Name:   Richard Mandell
Title:  Chief Executive Officer





cc:  Day Pitney LLP (Facsimile No. (212) 916-2940)
     Attention:  Frank E. Lawatsch, Jr., Esq.
                 Scott W. Goodman, Esq.